Exhibit 10.4.1
AMENDMENT TO AGREEMENT
     This Amendment to Agreement entered into as of the 31st day of December, 2008 by and between THE FAUQUIER BANK, a Virginia banking corporation (the “Bank”), and Eric P. Graap, (the “Executive”).
RECITALS
     1. The Bank and Executive entered into an Agreement dated as of the 27th of November, 2000, the (“Agreement”) which provides for compensation and other benefits to the Executive in certain events, a copy of which is attached hereto as Exhibit A; and
     2. The Agreement was amended by the parties, pursuant to a written amendment attached hereto as Exhibit B.
     3. The parties desire to further amend the Agreement, as of December 31, 2008, in order to comply with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended;
     NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Paragraph 2(v) of the Agreement is hereby amended to include the following as the last sentence:
     Notwithstanding the foregoing, no payments shall become payable under this Agreement on the Date of Termination unless the Executive is considered to have separated from service, within the meaning of Treasury Regulation § 1.409A-1(h), as of the Date of Termination.
     2. A new Paragraph 2(vi) is added to the Agreement to state the following:
     Key Employee. “Key Employee” shall have the meaning assigned to that term under Section 409A of the Internal Revenue Code of 1986, as amended, which generally defines a Key Employee as an employee who, with respect to a publicly traded company, is (a) one of the top fifty most highly compensated officers with an annual compensation in excess of $130,000 (as adjusted from time to time by Treasury Regulations), (b) a five percent owner of the Bank, or (c) a one percent owner of the Bank with annual compensation in excess of $150,000 (as adjusted from time to time by Treasury Regulations).
     3. Paragraph 3(ii)(a) of the Agreement is hereby amended to state as follows:
     On or before the Executive’s last day of employment with the Bank, the Bank shall pay to the Executive as compensation for services rendered to the Bank a cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to 2.99 times the highest annual compensation paid to the Executive by the Bank for any six months ending with the Executive’s termination, provided that, if the Executive is a Key Employee on the Date of Termination, the cash amount shall not be paid until the first day of the seventh month following the Date of Termination. For purposes of this paragraph 3(ii), highest annual compensation shall include only base salary and cash bonuses paid to Executive.
     4. The first paragraph of Section 4 of the Agreement is hereby amended to state as follows:
     STOCK OPTIONS: Upon a Change of Control, all stock options granted to the Executive under any of the Bank’s Stock Option Plans, or any successor thereto, shall become immediately exercisable with respect to all or any portion of the shares covered thereby regardless of whether such options are otherwise exercisable. The Bank shall reimburse the Executive for any federal income tax liability incurred by the Executive in connection with the exercise of such options which would not have otherwise been incurred by the Executive in the absence of such options becoming immediately available upon a Change of Control, such reimbursement to be submitted to the Executive within ten (10) days of written notification to the Bank by the Executive of the exact amount of such additional tax liability, provided that no reimbursements shall be made after the end of the year next following the year in which the Executive remits the taxes to the appropriate government entity.
     5. Section 5 is hereby amended by adding the following sentence to the end of subsection (i).
     Notwithstanding the foregoing, for the duration of any such litigation and until the Executive receives any monetary awarded owed to him pursuant to such litigation, the Bank shall reimburse the foregoing costs on a current basis after the Executive submits a claim for reimbursement with the proper documentation of the expenses, provided that no expense will be reimbursed after the end of the year following the year in which the expense is incurred.
THE FAUQUIER BANK
By:
EXECUTIVE
By:

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